Exhibit 18


                        [LETTERHEAD OF ERNST & YOUNG LLP]




February 21, 2001

Mr. G. William Evans
Executive Vice-President - Chief Financial Officer
101 Gateway Centre Parkway
Richmond, Virginia 23235


Dear Mr. Evans:

Note 2 of Notes to Consolidated Financial Statements of LandAmerica Financial Group, Inc. (the Company) included in its Form 10-K for the year ended December 31, 2000 describes a change in the method of assessing goodwill (not associated with impaired assets). During the fourth quarter of 2000, the Company changed its method for assessing goodwill from one based on undiscounted cash flows to one based on discounted cash flows. There are no authoritative criteria for determining a `preferable' method for assessing the recoverability of goodwill based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.


                                               Very truly yours,


                                               /s/ Ernst & Young LLP